Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Goldman Sachs Liberty Harbor Capital, LLC of our report dated March 28, 2013, relating to the financial statements and financial highlights of Goldman Sachs Liberty Harbor Capital, LLC, which appear in such Registration Statement.  We also consent to the references to us under the headings "Selected Financial And Other Information" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 28, 2013